Exhibit 10.3

GILEAD SCIENCES, INC.

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS AGREEMENT

This Employee Confidential Information and Inventions Agreement (the “Agreement”) is effective as of [date] (the “Effective Date”) between me and Gilead Sciences, Inc., a Delaware corporation (together with its affiliates and subsidiaries, “Gilead”). As a material part of the consideration for my employment or continued employment by Gilead and as a condition of my employment or continued employment by Gilead and the compensation and benefits that I am paid by Gilead, I agree as follows:

1. GENERAL. I understand that during the term of my employment I will have access to confidential and proprietary information of Gilead, including inventions that I may conceive, make or reduce to practice alone or with other Gilead employees and consultants in the course of my work as well as confidential and proprietary information of third party business partners of Gilead. I understand that my employment creates a relationship of confidence and trust with Gilead and I agree to comply with all the terms of this Agreement.

2. CONFIDENTIAL INFORMATION.

(a) Definition. Confidential and proprietary information (“Confidential Information”) means any non-public information of Gilead in any form. I understand that all of the following types of non-public information of Gilead on the list below are Confidential Information and that such list is provided to help me better understand what constitutes Confidential Information and is not a comprehensive list of all types of Confidential Information:

(i)	Inventions, including without limitation Gilead Inventions (as the term is defined in Section 3(c));

(ii)	business strategies and projections;

(iii)	research, development or commercialization plans;
(iv)	patent strategies or other information regarding Gilead’s marketed products, products or services in development, and related market information;

(v)	customer lists, including without limitation information about existing and potential customers of Gilead;

(vi)	formulas, analyses, designs, databases or other compilations of technical information, data or statistics, including without limitation data related to Gilead’s clinical and preclinical studies and clinical and preclinical studies of Gilead’s partners and grantees;

(vii)	methods or processes to identify, validate, to produce or purify biological or chemical materials, organisms, proteins, genes, gene sequences, chemical structures, expression vectors and data, targets, product specifications and compound structures;

(viii)	information relating to the regulatory status, approval or pricing of Gilead’s investigational new drugs or marketed products, including without limitation communications and correspondence with regulatory agencies;

(ix)	financial information of Gilead, including without limitation identities of its third party partners, financial terms of wholesales, distributors and collaboration arrangements, forecasts, tax planning, budgets, financial analyses, pricing strategies, financial audit information, employee compensation and benefits and costs of third-party services and goods;

(x)	information relating to Gilead’s employees, contractors or other service providers;

(xi)	information relating to the facilities, infrastructure, machinery, equipment, computer and telephone systems, real property or other assets of Gilead; and

(xii)	information relating to Gilead’s manufacturing processes, supply chain, distribution network, and sales channels.

(b) Use of Confidential Information. I will hold all Confidential Information in the strictest confidence, will not disclose to any person who is not a Gilead employee, consultant, attorney or accountant, and except with the written permission of a duly authorized officer of Gilead, will not use any Confidential Information for the benefit of anyone (including myself) other than Gilead. I will notify an officer of Gilead immediately if I become aware of any unauthorized use or disclosure of Confidential Information. I assign to Gilead any and all rights I may have or acquire in Confidential Information and recognize that all Confidential Information and all tangible materials containing Confidential Information are and shall remain the sole property of Gilead.

(c) Former Employer Information. I represent and warrant that my employment by Gilead does not and will not breach any agreement with any of my former employers, including any non-compete agreement or any agreement or duty to keep in confidence or refrain from using information acquired by me prior to my employment by Gilead. I will not improperly use, disclose or bring into Gilead’s facilities or store on any Gilead computer any non-public, confidential or proprietary information or trade secrets of any former employer or any other person or entity to whom I have an obligation to keep in confidence such information (“Former Employer Information”) without the express prior written consent of both such former employer, person or entity and Gilead.

(d) Third Party Information. I understand that in the course of business from time to time Gilead receives confidential or proprietary information from third parties (“Third-Party Information”) and that such Third-Party Information may be subject to an agreement by Gilead to maintain the confidentiality of such Third-Party Information and to use it only for certain limited purposes. I will hold Third-Party Information in the strictest confidence, and will not disclose or use Third-Party Information except as expressly permitted by the agreement between Gilead and such third party. If required by the terms of the agreement between Gilead and a third party, I will limit internal disclosure of Third-Party Information to other Gilead personnel who need to know such information to perform his/her duties at Gilead and who are aware of Gilead’s agreement with such third party. I will notify an officer of Gilead immediately if I become aware of any unauthorized use or disclosure of Third-Party Information.

(e) Return of Gilead Confidential Information. Upon termination of my employment at Gilead for any reason, or earlier upon Gilead’s request at any time, I will deliver to Gilead all Confidential Information and all materials, documentation and other properties of Gilead, as well as any copies, extracts, summaries or derivative works thereof, and any other materials that may embody or contain any Confidential Information or Third-Party Information, in my possession or under my control, including without limitation, those records maintained by me pursuant to Section 3(e), except that I may keep personal copies of (i) my compensation records, (ii) materials distributed to stockholders generally and (iii) this Agreement. I also recognize and agree that I have no expectation of privacy with respect to Gilead’s telecommunications, networking or information processing systems (including without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be subject to inspections or monitoring by Gilead’s personnel at any time without notice. If I perform any work for Gilead or related to my employment using a personal computer or storage device, I agree to notify Gilead of such use. Immediately upon termination of employment or request by Gilead, I will follow Gilead’s instructions to enable Gilead personnel to remove any Confidential Information from such computer or storage device, by the methods or processes directed by Gilead. Under no circumstance will I take any Confidential Information or Third Party Information with me when I leave Gilead. If requested, I will certify in writing to Gilead that I have complied with the obligations under this Section 2(e) within 10 days of Gilead’s request.

3. Inventions.

(a) Inventions. As used in this Agreement, the term “Inventions” means any ideas, concepts, information, materials, methods, processes, data, programs, know-how (including without limitation negative know-how), improvements, discoveries, developments, formulae, media, protocol, assays, specifications, designs, artwork, and other copyrightable work and techniques, together with all Intellectual Property Rights in any of the items listed above. The term “Intellectual Property Rights” means all trade secrets rights, copyrights, trademark rights, patent rights and other intellectual property rights recognized at any time by the laws (including statutes and common law) of any state, country or other jurisdictions.

(b) Inventions Retained and Licensed. I represent and agree that I have listed on Exhibit A to this Agreement, in a manner that does not violate any third party rights, a complete list of all Inventions that I conceived, reduced to practice, created, or otherwise developed prior to my employment with Gilead (collectively referred to as “Prior Inventions”), that belong to me (solely or jointly) and that relate to Gilead’s existing or reasonably contemplated business, products or research and development, and that are not assigned by me to Gilead under this Agreement. If I have not listed any Prior Inventions on Exhibit A, I represent and warrant that there are no Prior Inventions. Without limiting any of the other provisions in this Agreement or Gilead’s other rights and remedies, if in the course of my employment with Gilead, I incorporate into a Gilead product compound, product, candidate, method, process, database, program or service a Prior Invention owned by me or in which I have an interest, or if I disclose to Gilead my own or any third party’s confidential information or intellectual property (or if the performance of my work at Gilead requires the incorporation of such Prior Inventions), Gilead shall have and I hereby grant Gilead a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, freely sublicensable and transferable through multiple tiers, worldwide right and license to use Prior

Inventions and all such confidential information and intellectual property rights for any purpose whatsoever, including but not limited to, the right to make, have made, modify, use, import, offer for sale, sell, copy, reproduce, distribute, reverse engineer, decompile, publicly display on any media and prepare derivative works of such Prior Invention as part of or in connection with the research, development or commercialization of such product, compound, product, candidate, method, process, database, program or service, and to practice any method related thereto.

(c) Gilead Inventions. The term “Gilead Inventions” means any and all Inventions that I may make, create, conceive, or reduce to practice, or cause to be made, created, conceived or reduced to practice, either solely or jointly, during my term of employment with Gilead to and only to the fullest extent allowed by Section 2870 of the California Labor Code (hereinafter “Section 2870”), which is attached to this Agreement as Exhibit B and incorporated herein. I acknowledge and represent that I have reviewed the provisions of Section 2870 set forth in Exhibit B (the “Limited Exclusion Notification”) and I agree that my signature on the Limited Exclusion Notification acknowledges receipt of the notification. The term “Gilead Inventions” does not include Prior Inventions, if any.

(d) Assignment of Gilead Inventions. I will promptly disclose all Gilead Inventions to Gilead. I hereby irrevocably and unconditionally assign to Gilead Sciences, Inc., or its designee, and agree never to assert against Gilead, all my right, title, and interest in and to any and all Gilead Inventions. I understand and agree that the decision whether or not to commercialize or market any Gilead Invention is within Gilead’s sole discretion and for Gilead’s sole benefit and that no royalty will be due to me as a result of Gilead’s efforts to commercialize or market any such Gilead Invention. I understand that this Agreement does not require my assignment to Gilead of an Invention which qualifies fully for protection under Section 2870. During my employment at Gilead, I will promptly and fully disclose to Gilead in writing of any Inventions made during my employment at Gilead that I believe meet the criteria in Section 2870 and were not otherwise disclosed on Exhibit A.

(e) Gilead Inventions Assigned to the United States or Third Party. If requested by Gilead, I will assign to any third party designated by Gilead, including the United States government, all my right, title, and interest in and to any particular Gilead Invention.

(f) Maintenance of Records. I will comply with all policies and procedures of Gilead relating to disclosure, documentation, storage, retention and corroboration of inventive and creative activity with which I may be involved, and I will keep and maintain adequate and current records of all Inventions made by me during the period of my employment by Gilead. The records will be available to and remain the sole property of Gilead at all times.

(g) Cooperation. I will assist Gilead in every way both during and after my employment with Gilead to obtain, maintain, enforce and defend Intellectual Property Rights arising from Gilead Inventions in any and all countries, states and other jurisdiction. I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Gilead may reasonably request for use in applying for, obtaining, sustaining, enforcing and defending such Intellectual Property Rights relating to Gilead Inventions. I hereby irrevocably designate and appoint Gilead and each of its duly authorized officers, employees and representatives as my agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and on my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed, filed or done by me. My obligation to assist Gilead under this Section 3(g) in obtaining and enforcing Intellectual Property Rights and protections relating to Gilead Inventions will continue beyond the termination of my employment, but Gilead will compensate me at a reasonable rate for the time actually spent by me at Gilead’s request on such cooperation after my termination of employment.

4. CONFLICTING EMPLOYMENT AND OTHER OBLIGATIONS. I represent and warrant that I have not entered into, and I agree that during my employment with Gilead I will not enter into, any agreement, whether written or oral, in conflict with this Agreement or my employment with Gilead. During my employment with Gilead, I will not engage in any other employment, occupation, consulting or activity that is competitive or may be reasonably perceived to be in any way competitive with the business or demonstrably anticipated business of Gilead, nor will I assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Gilead. For the avoidance of any doubt regarding what may be a conflict with my obligations to Gilead or what may be considered competitive with the business or demonstrably anticipated business of Gilead, I agree to discuss with my Gilead supervisor and obtain Gilead’s approval in advance of accepting any offer of employment, consulting engagement or other work with any pharmaceutical or biotechnology company.

5. NON-SOLICITATION. During my employment with Gilead and for one (1) year following termination of my employment with Gilead for any reason, with or without cause, I will not, directly or indirectly, induce, solicit, recruit for employment or encourage any of Gilead’s employees or consultants to leave Gilead, either for myself or for any other entity.

6. NOTIFICATION OF NEW EMPLOYER. When my employment with Gilead ends (for any reason), I hereby consent to Gilead’s notification of my new employer about my rights and obligations under this Agreement.

7. EQUITABLE RELIEF. I acknowledge that any actual or threatened breach of this Agreement may cause Gilead immediate and irreparable harm that cannot be adequately compensated by monetary damages, and I agree that Gilead shall not be required to demonstrate irreparable harm or post bond in order to seek or obtain injunctive relief for my actual or threatened breach of this Agreement. In addition to any injunctive relief, Gilead may seek any other remedies available to it at law or equity.

8. GENERAL.

(a) Entire Agreement. This Agreement constitutes my entire agreement relating to the subject matter of this Agreement with Gilead and supersedes any previous oral or written communications, representations, understandings or agreements with Gilead or any officer or representative of Gilead.

(b) Binding Agreement. This Agreement shall survive the termination of my employment at Gilead and shall inure to the benefit of the subsidiaries, successors and assigns of Gilead and shall be binding upon my heirs, executors, assigns and administrators.

(c) Severability; Waiver. To the extent that any word, phrase, clause, or sentence in this Agreement is found to be illegal or unenforceable to the maximum extent for any reason, such illegal or unenforceable portion(s) shall be modified or deleted to the minimum extent required so as to make the Agreement, as modified, legal and enforceable under applicable laws. No waiver of any right or remedy under this Agreement will be binding on Gilead unless it is in writing and has been signed by an authorized officer of Gilead.

(d) Governing Law. This Agreement shall be governed by the laws of the state of California, without regard to its choice of law provisions. Any claim arising under this Agreement will be submitted to the exclusive jurisdiction of the U.S. federal or California state courts within the California counties of San Mateo or Santa Clara and I hereby submit to, and waive any objection to, personal jurisdiction and venue in these courts for the resolution of any Claim.

(e) Modifications. This Agreement may not be changed, modified, released, discharged, abandoned, or otherwise amended, in whole or in part, except in writing and signed and delivered by me and a duly authorized officer of Gilead.

9. EMPLOYMENT AT WILL. I understand and acknowledge that my employment with Gilead is for an unspecified duration and constitutes “at-will” employment. I also understand that any representation to the contrary by anyone is unauthorized and invalid unless in writing and signed by a duly authorized officer of Gilead. I acknowledge that I have the right to resign and Gilead has the right to terminate my employment at any time, for any or no reason, with or without cause, by me or by Gilead, with or without notice. In addition, this Agreement does not purport to set forth all of the terms and conditions of my employment, and, as an employee of Gilead, I have rights from and obligations to Gilead that are not set forth in this Agreement. However, the terms of this Agreement shall control over any inconsistent terms in any other agreement or document.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

ACCEPTED AND AGREED TO:

EMPLOYEE:
Dated:
(Signature)
(Print name)
(Address)

GILEAD SCIENCES, INC.:
Dated:
(Signature)
(Print name)
(Title)
(Address)

EXHIBIT A

PRIOR INVENTIONS

1.	LIST OF PRIOR INVENTIONS. (as defined in Section 3(a) of this Agreement)

[ ]	I represent that I have NO Prior Inventions to disclose.

[ ]	I represent that I have DO HAVE Prior Inventions to disclose to Gilead and I further represent and warrant that that the following is a complete list of those Prior Inventions relevant to the subject matter of my employment by Gilead that have been conceived, reduced to practice, created, or otherwise developed by me alone or jointly with others prior to my engagement by Gilead. To the extent that there are any issued patents or pending patent applications, or any copyright registrations or pending copyright registration applications, covering a Prior Invention listed below, I have included the applicable patent or copyright registration number, or the number of the applicable pending application, along with such Prior Invention. [Note to Employee: If a pending patent application number is confidential information of your prior employer and has not been made publicly available, you are required to state that such an application has been filed and identify the country wherein filed, but you are not required to identify the patent application number.]

List of my Prior Inventions:

[ ]	Additional sheets attached.

2.	FORMER EMPLOYER INFORMATION. (as defined in Section 2(d) of this Agreement)

[ ]	I have NO materials of any former employer.

[ ]	I have NO documents of any former employer.

[ ]	I propose to bring to my employment at Gilead the following devices, materials and documents of my former employer, listed in a manner that does not violate the rights of my former employer, which materials and documents are not generally available to the public and may be used in my employment pursuant to the express written authorization of my former employer (a copy of which is attached hereto):

List of Documents and Materials of Former Employer:

[ ]	Additional sheets attached.

EMPLOYEE:
Dated:
(Signature)
(Print name)

2

EXHIBIT B

LIMITED EXCLUSION NOTIFICATION

CALIFORNIA LABOR CODE SECTION 2870

EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

ACKNOWLEDGEMENT OF RECEIPT:

Employee’s Signature

Printed Name:

Dated: , 20